                                                                     EXHIBIT 4.5

                       SECOND INTEREST DEFERRAL AGREEMENT

     This Second Interest Deferral Agreement (this "Agreement") is entered into as of November 14, 2001, by and among AMPEX CORPORATION, a Delaware corporation (the "Company") and each of the HOLDERS of the Company's outstanding 12% Senior Notes due 2003 (the "Senior Notes") named in the signature pages hereto (each, a "HOLDER").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, pursuant to an Interest Deferral Agreement, dated as of September 14, 2001 (the "First Deferral Agreement"), by and among the Company and the Holders, the Holders consented to a deferral of the payment of the September Installment (as defined in the First Deferral Agreement) of accrued interest on the Senior Notes until November 15, 2001; and

     WHEREAS, in order to afford the parties an opportunity to negotiate a mutually satisfactory restructuring of the terms of the Senior Notes, the Company has requested and the Holders have agreed to further extend the due date of the September Installment until January 31, 2002;

     NOW, THEREFORE, each of the Company and the undersigned Holders hereby agrees as follows:

     1. Deferral of Interest Payment Date. The due date for the payment of the September Installment that would otherwise have been due and payable on November 15, 2001 is hereby further deferred and extended until January 31, 2002 (the "Deferred Interest Payment Date"). The September Installment as so extended (together with interest thereon to the extent provided in Section 2.14 of the Indenture) shall be payable, in cash, on the Deferred Interest Payment Date (i.e., January 31, 2002) to Holders of record on January 15, 2002, in accordance with the provisions of Section 2.14 of the Indenture. Notwithstanding anything contained in the Indenture or the Senior Notes, the interest installment due and payable on the Senior Notes on March 15, 2002 shall not be affected by this Agreement, and shall accrue from September 15, 2001 through March 14, 2002.

     2. Representations of Holders. Each Holder executing this Agreement hereby represents (i) that it is duly authorized to execute and deliver this Agreement, (ii) that it is on the date hereof and at all times since August 31, 2001 has been the registered Holder of the aggregate principal at of Senior Notes set forth opposite such Holder's name on the signature pages attached hereto, and (iii) it is the nominee for the beneficial owner of such Notes set forth above such Holder's name in the attached signature pages.

     3. Effect of Agreement. Except as expressly provided herein: (i) this Agreement does not in any way affect or impair the terms, conditions and other provisions of the Senior Notes or the Indenture or the obligations of the Company thereunder; and (ii) all terms, conditions and other provisions of the Senior Notes and the Indenture shall remain in full force and effect. This Agreement shall be binding upon the Company and each Holder, and each of their respective successors, assigns and transferees.

     4. Effectiveness of Agreement. This Agreement shall become effective and binding upon all the parties when it has been duly executed and delivered by the Company and the Holders of 100% of the outstanding Senior Notes.

     5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     6. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be enforceable against the party or parties actually executing such counterpart.

                                  [END OF TEXT]

                       SECOND INTEREST DEFERRAL AGREEMENT
                                     COMPANY
                                 SIGNATURE PAGE

     IN WITNESS WHEREOF, Ampex Corporation has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

                                        AMPEX CORPORATION


                                        By: /s/ Craig L. McKibben
                                           -------------------------------------
                                           Name:  Craig L. McKibben
                                           Title:   Vice President

                       SECOND INTEREST DEFERRAL AGREEMENT
                              HOLDER SIGNATURE PAGE

     IN WITNESS WHEREOF, the undersigned Holder has caused this Agreement to be executed by its officer hereunto duly authorized, as of the date first written above.

BENEFICIAL OWNER:           [                   ]       Address:
                                                        Attn:
                                                        Telecopier:

NOMINEE:                    [                   ]       Taxpayer ID:
                                                        Address:

                            By:__________________
                            Name:
                            Title:


Aggregate principal amount of
Senior Notes held of record by
the Holder and beneficially
owned by the Beneficial Owner:



$_____________________________